EXHIBIT 10.36

TENTH AMENDMENT TO LEASE

1.	PARTIES

1.1	THIS AGREEMENT made the 10 day of March , 2011 is between MACK-CALI REALTY, L.P. (“Lessor”) whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837 and MOVADO GROUP, INC. (“Lessee”), whose address is Mack Centre II, One Mack Drive, Paramus, New Jersey and whose mailing address is 650 From Road, Ste. 375, Paramus, NJ 07652-3556.

2.	STATEMENT OF FACTS

2.1

Lessor and Lessee entered into a Lease dated December 21, 2000, as amended by First Amendment to Lease dated December 21, 2000, Second Amendment to Lease dated July 26, 2001, Third Amendment to Lease dated November 6, 2001, Fourth Amendment to Lease dated March 15, 2002, Fifth Amendment to Lease dated October 20, 2003, Sixth Amendment to Lease dated August 2, 2005, Seventh Amendment to Lease dated February 4, 2008, letter agreement dated February 14, 2008, Eighth Amendment to Lease dated August 18, 2008, and a Ninth Amendment to Lease dated November 25, 2008 (hereinafter collectively, the “Lease”) covering 90,050 gross rentable square feet on the third (3rd) and fourth (4th) floors (“Premises”) in the building located at Mack Centre II, One Mack Drive, Paramus, New Jersey (“Building”); and

2.2	The Expiration Date of the Lease is June 30, 2013; and

2.3	The parties desire to extend the Term of the Lease for a period of five (5) years to commence on July 1, 2013; and

2.4	The parties desire to amend certain terms of the Lease as set forth below.

3.	AGREEMENT

NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, Lessor and Lessee agree as follows:

3.1	The above recitals are incorporated herein by reference.

3.2	All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

3.3	The Term of the Lease shall be extended for a five (5) year period commencing on July 1, 2013 and expiring at 11:59 p.m. on June 30, 2018 (“Extension Term”). The Expiration Date shall be, and the Term shall end on, June 30, 2018 and Paragraphs 9 and 17 of the Preamble to the Lease shall be deemed amended accordingly.

3.4	Lessor hereby leases to Lessee and Lessee hereby hires from Lessor the Premises in its “AS-IS” condition for the Extension Term, as defined herein, under the terms and conditions set forth in the Lease as amended by this Agreement. Lessor shall have no obligation to perform any tenant improvement work in the Premises.

3.5	Lessee, at its sole cost and expense, shall perform improvement work to the Premises in accordance with Exhibit A attached hereto and made a part hereof. Notwithstanding anything herein or in the Lease (including, without limitation, Paragraph 3.8 of the Fifth Amendment to Lease) to the contrary, Lessor shall provide Lessee with a tenant improvement allowance no earlier than January 15, 2012 of ONE MILLION THREE HUNDRED FIFTY THOUSAND SEVEN HUNDRED FIFTY AND 00/100 DOLLARS ($1,350,750.00) (“Lessor’s Construction Allowance”). Lessor’s Construction Allowance shall be paid to Lessee pursuant to Exhibit A.

3.6	Commencing on July 1, 2013, the following shall be effective:

a.	The Fixed Basic Rent applicable to the Premises shall be as follows and Paragraph 10 of the Preamble shall be deemed amended accordingly:

Period	Yearly Rate	Monthly Installment	Annual Rate Per Rentable Sq. Ft.
July 1, 2013 – June 30, 2015	$2,071,150.00	$172,595.83	$23.00
July 1, 2015 – June 30, 2016	$2,161,200.00	$180,100.00	$24.00
July 1, 2016 – June 30, 2018	$2,251,250.00	$187,604.16	$25.00

b.	Lessee shall pay Lessor, as Additional Rent, Lessee’s Percentage applicable to the Premises of the increased cost to Lessor for each of the categories set forth in Article 23 Additional Rent of the Lease over the Base Period Costs set forth below. The last sentence of Paragraph 2 of the Preamble to the Lease is hereby deleted in its entirety and Lessee shall not be entitled to any abatement of Additional Rent provided in the Lease.

c.	The Base Period Costs shall remain unchanged through June 30, 2013. As of July 1, 2013, the Base Period Costs applicable to the Premises shall be as follows and Paragraph 2 of the Preamble to the Lease shall be deemed amended accordingly:

(A) Base Operating Costs: Those Operating Costs incurred for the Building and Office Building Area during the Calendar Year 2013.

(B) Base Real Estate Taxes: Those Real Estate Taxes incurred for the Building and Office Building Area during Calendar Year 2013.

(C)	Base Utility and Energy Costs: Those Utility and Energy Costs incurred for the Building and Office Building Area during Calendar Year 2013.

d.	Lessee shall continue to pay the cost of electricity pursuant to Article 22 Building Standard Office Electrical Service of the Lease.

3.7	Notwithstanding the foregoing, provided that the Lease is in full force and effect and Lessee is not in default of any of its obligations hereunder beyond any applicable cure period after notice, Lessee shall receive a monthly credit against Lessee’s obligation to pay the Monthly Installments of Fixed Basic Rent in the amount of TWENTY-NINE THOUSAND ONE HUNDRED SIXTY-SIX AND 67/100 DOLLARS ($29,166.67) for a period commencing on March 1, 2011 through and including June 30, 2013.

3.8	Effective July 1, 2013, the Base Rate under Article 51 of the Lease shall be the average of the utility rates (including fuel and electric) in effect (including surcharges and/or adjustments) and other component costs of providing such service during Calendar Year 2013.

3.9	Section 3.8 of the Fifth Amendment to Lease, and Section 3.8 of the Sixth Amendment to Lease shall be deleted in their entirety.

3.10	Lessee shall continue to have the option to renew the Lease pursuant to Rider A (Option to Extend) of the Lease, mutatis mutandis; provided, however, Paragraph (c) of Rider A (Option to Extend) is hereby amended to read in its entirety as follows:

“If Lessee exercises its option for the Extension Term, the Fixed Basic Rent during the Extension Term shall be ninety percent (90%) of the fair market rent for the Premises, as hereinafter defined”.

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3.11	Lessee shall continue to have the right of first offer pursuant to Rider B (Right of First Offer) of the Lease; provided, however, the first sentence of Rider B (Right of First Offer) is hereby amended to read in its entirety as follows:

“Subject to the provisions of this Rider B, Lessee shall have the option to lease from Lessor any space located on the 2nd, 3rd and 4th floors in the Building (“Additional Space”) at the expiration of the existing space lease(s) for such Additional Space (or after initial leasing if such Additional Space is currently vacant), subject to the existing rights of any other current tenant(s) (or its (their) successor(s) in interest) to with respect to such Additional Space”.

3.12	Paragraph 14 of the Preamble to the Lease is hereby amended to read in its entirety as follows:

“PARKING SPACES shall mean a total of two hundred twenty nine (229) spaces, of which forty-nine (49) spaces shall be assigned (24 in front of the Building and 25 in the rear) and marked as set forth on Exhibit A-1 and one hundred eighty (180) of which shall be unassigned”.

Exhibit A-1 shall be as attached to this Agreement.

3.13	The letter agreement dated February 14, 2008 is hereby deemed null and void in its entirety.

3.14	This Agreement is expressly conditioned upon Lessor receiving the written consent and approval of Lessor’s mortgagee to its terms and provisions (subject to no condition that is objectionable to Lessor, in its sole discretion) not later than thirty (30) days after its execution by Lessee, and delivery to Lessor. Should said consent not be received within the aforesaid time period (the “Mortgagee Consent Period”), the parties shall make a good faith effort to restructure the terms of this Agreement to address the mortgagee’s concerns. If the parties fail to so restructure this Agreement within thirty (30) days after the expiration of the Mortgagee Consent Period, then Lessor or Lessee may, at either party’s option, cancel this Agreement and thereafter the parties shall have no further obligations to each other with respect to this Agreement and the Lease shall otherwise remain in full force and effect.

3.15	Each of Lessor and Lessee represent and warrant to the other that no broker brought about this transaction, other than Cresa Partners, and each agrees to indemnify and hold the other harmless from any and all claims of any other broker claiming to have dealt with such party, arising out of or in connection with negotiations of, or entering into of, this Agreement.

3.16	Except as expressly amended herein, the Lease shall remain in full force and effect as if the same had been set forth in full herein, and Lessor and Lessee hereby ratify and confirm all of the terms and conditions thereof.

3.17	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

3.18	Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

LESSOR		LESSEE
MACK-CALI REALTY, L.P.		MOVADO GROUP, INC.

By:	Mack-Cali Realty Corporation,
its general partner

By:	/s/ Mitchell E. Hersh	By:	/s/ Timothy F. Michno
	Mitchell E. Hersh		Name: Timothy F. Michno
	President and Chief Executive Officer		Title: General Counsel

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EXHIBIT A

LESSEE’S WORK AND ALTERATIONS

Lessee may make the alterations required for Lessee’s use of the Premises (hereinafter the “Work”) subject to the following:

a.	Lessee, at its sole cost and expense, shall prepare and submit to Lessor, for Lessor’s and governmental approval, the following descriptive information, detailed architectural and engineering drawings and specifications (hereinafter the “Plans”) for the Work. The Plans shall be as complete and finished as required to completely describe the Work and shall include, but not be limited to, the following:

i.	Demolition Plans depicting all existing conditions to be removed, abandoned or cut patched.

ii.	Architectural floor plans depicting partition locations and types; door location, size, and hardware types.

iii.	Structural plans, if required, depicting new structural components and their connections to existing elements.

iv.	Electrical plans depicting any new and existing electrical wiring, devices, fixtures and equipment.

v.	Mechanical plans depicting any new plumbing, piping, heating, ventilating, air conditioning equipment, and duct work and its connections to existing elements.

vi.	Life Safety System plans depicting all new or altered alarm system fixtures, devices, detectors and wiring within the Premises and their connection to existing systems.

vii.	Coordinated reflected ceiling plan showing ceiling systems and materials and all of the above items and their proximity to one another.

viii.	Finish plans showing locations and types of all interior finishes with a schedule of all proposed materials and manufacturers.

The Plans shall provide for all systems and construction components complying with the requirements of all governmental authorities and insurance bodies having jurisdiction over the Building.

b.	The Plans for the Work are subject to Lessor’s prior written approval which shall not be unreasonably withheld, provided, however, that Lessor may in any event disapprove the Plans if they are incomplete, inadequate or inconsistent with the terms of the Lease or with the quality and architecture of the Building. Lessor agrees to approve or disapprove the Plans within three (3) business days of receipt of same (the “Lessor’s Approval Period”) and if not disapproved within Lessor’s Approval Period and after one (1) business day’s notice from Lessee notifying Lessor of such failure to disapprove then the plans shall be deemed approved. If Lessor disapproves the Plans or any portion thereof, Lessor shall promptly notify Lessee thereof and of the revisions which Lessor reasonably requires in order to obtain Lessor’s approval Lessee shall, at its sole cost and expense, submit the Plans, in such form as may be necessary, with the appropriate governmental agencies for obtaining required permits and certificates. Any changes required by any governmental agency affecting the Work or the Plans shall be complied with by Lessee in completing said Work at Lessee’s sole cost and expense. Lessee shall submit completed Plans to Lessor simultaneously with Lessee’s submission of said plans to the local building department.

2.	Lessor shall permit Lessee to solicit competitive pricing and select its own general and/or individual subcontractors to perform the Work in its sole cost subject to the following:

Exhibit A – Page 1

a.	All general contractors shall be subject to Lessor’s prior written approval, which shall not be unreasonably withheld.

b.	Intentionally omitted.

c.	Lessee shall be permitted to use the same team of architects and contractors who built Lessee’s current office space on the third floor of the Building.

d.	Lessee shall use the Base Building Sub-Contractors and their respective trades are set forth in Paragraph 6 below, provided that such Base Building Sub-Contractors charge reasonably competitive market rates.

e.	Lessee notifies Lessor in writing of Lessee’s selection of general and subcontractors.

f.	All costs associated with the biding process soliciting competitive pricing will be at the sole cost and expense of the Lessee.

3.	Intentionally omitted.

4.	If Lessee elects to engage another general contractor, or individual sub-contractors, Lessee shall, at its sole cost and expense, complete the Work. Lessee shall complete such Work through its own contractors in accordance with the following terms and conditions:

a.	Lessee’s workmen and mechanics shall work in harmony and not interfere with the labor employed by Lessor, Lessor’s mechanics or contractors or by any other Lessee or their mechanic or contractors, if any. If at any time Lessee and/or its contractors cause disharmony or interference with the operation of the Building, Lessor shall give forty-eight (48) hours written notice to Lessee and Lessee shall promptly resolve any dispute so that the tenor of the construction process and the operation of the Building is returned to that which existed prior to Lessor’s notice. Such entry by Lessee’s contractors shall be deemed controlled by all of the terms, covenants, provisions and conditions of the Lease.

b.	Prior to the commencement of the Work, Lessee shall provide Lessor with evidence of Lessee’s contractors and sub-contractors carrying such worker’s compensation, general liability, personal and property insurance required by law and in amounts no less than the amounts set forth in Paragraph 8 herein. Lessor shall not be liable in any way for any injury, loss or damage which may occur to any portion of the Work, Lessee’s decorations, or installments so made, the same being solely at Lessee’s risk.

c.	All proposed Building System work, including the preparation of the plans and specifications identified herein, shall be approved by Lessor’s engineers (the “Engineering Review”), and the reasonable cost thereof shall be Lessee’s responsibility.

d.	Lessor shall afford Lessee and its contractors the opportunity to use the Building facilities in order to enable Lessee and its contractors to perform the Work, provided however, that Lessee and its contractors shall remain responsible for the scheduling and transportation of materials and equipment used in the performance of such work. Lessee shall give Lessor adequate prior notice with regard to the scheduling and transportation of materials in and out of the Building. Lessor shall furnish, at Lessor’s expense, water, electricity, heat and ventilation during the performance of the Work during regular construction trade hours of 8:00 a.m. to 5:00 p.m., Monday through Friday, exclusive of trade holidays. Scavenger service shall be provided by Lessor at Lessee’s expense.

e.	If Lessor has reasonable basis to claim that the plans or work to be installed or installed by Lessee and its sub-contractors is deficient or may cause harm to the Premises, Building or other tenants of the Building or is otherwise inconsistent with the terms of the Lease and further provided Lessor does not have the required in-house expertise to review or inspect such work then Lessor may require inspections to be made by Lessor’s Base Building Sub-Contractors and Lessee shall reimburse Lessor for those actual out of pocket expenses (the “Inspection Fees”).

Exhibit A – Page 2

f.	Lessee shall be responsible for all cleaning and removal of debris necessitated by the performance of the Work. If Lessee fails to provide such cleaning and removal, the same may be performed by Lessor on Lessee’s behalf (except if the debris is only located within the Premises, Lessor shall give Lessee three (3) days notice prior to performing such work) and Lessee will pay Lessor an amount equal to the contractor’s charge therefore.

g.	Neither the outside appearance nor the strength of the Building or of any of its structural parts shall be affected by the Work.

h.	The proper functioning of any of the Building Systems shall not be adversely affected or the usage of such systems by Lessee shall not be materially increased above the projected usage of such systems indicated by the current plans and specifications of the Building.

i.	Lessee and its general and sub-contractors shall be bound by and observe all of the conditions and covenants contained in the Lease and this Exhibit A.

j.	Lessor shall designate a “Project Manager” as its representative in the Building who shall be responsible for coordination and supervision of the Work as it pertains to the daily operation of the Building. The Project Manager and his subordinates shall be granted access to the Premises at all times during the construction period.

5.	Any part of the Work other than Lessee’s trade fixtures and equipment within the Premises shall become the property of the Lessor upon installation. Furthermore, with respect to any material and installation which is part of the Work, pursuant to Article 5 of the Lease, Lessee shall not be entitled to remove (unless replaced with equivalent property), pledge or sell same unless otherwise agreed to in writing by Lessor and Lessee. No refund, credit, or removal of said items shall be permitted at the termination of the Lease. Items installed that are not integrated in any such way with other common building materials do not fall under this provision (Example: shelving, furniture, trade fixtures equipment).

6.	Upon Lessee’s request (but no earlier than January 15, 2012) and a written statement from Lessee that the Work has been completed, Lessor shall pay Lessee Lessor’s Construction Allowance. If applicable and if required by the nature of the Work, Lessee shall provide the following to Lessor:

a.	Copy of the Certificate of Occupancy (temporary and permanent) issued by the local construction official;

b.	AIA Document G704, Certificate of substantial completion issued and signed by Lessee’s Architect;

c.	Release of Lien statements from the general and all sub-contractors associated with the Work; and

d.	A set of reproducible drawings of the Plans and a “CAD” file (in .DWG or .DXF format) of the “As-Built” Plans.

7.	The Base Building Sub-Contractors are:

Fire Sprinkler Contractor

“To be provided by Lessor upon request from Lessee.”

Electrical Contractor

“To be provided by Lessor upon request from Lessee.”

Plumbing Contractor

“To be provided by Lessor upon request from Lessee.”

HVAC Contractor

“To be provided by Lessor upon request from Lessee.”

Exhibit A – Page 3

8.	Lessee’s Contractor’s Insurance:

a.	The Lessee shall require any and all contractors of the Lessee performing work on or about the Premises to obtain and/or maintain specific insurance coverage for events which could occur while operations are being performed and which could occur after the completion of the work. The insurance coverage of the contractor shall be at least equal to the coverage required by Article 30 of the Lease and the contractor shall name Lessor and, if requested, Mortgagee as additional insureds on all policies of liability insurance.

b.	The contractor shall purchase and maintain such insurance as will protect itself and Lessor and Lessee from claims set forth below which may arise out of or result from its operations under the contract and after contract completion with Lessee, whether such operations are performed by the contractor or by any subcontractor or by anyone directly or indirectly employed by any of them or by anyone for whose acts any of them may be liable. The insurance coverage shall include but not be limited to protection for:

i.	Claims under Workers or Workmens Compensation, Disability Benefits, and other Employee Benefit Acts;

ii.	Claims for damages because of bodily injury, occupational sickness, disease or death of its employees;

iii.	Claims for damages because of bodily injury, sickness, disease, or death of any person other than its employees;

iv.	Claims for damages insured by the usual personal injury liability coverages which are sustained by (i) any person as a result of an offense directly or indirectly related to the employment of such person by the contractor, or (ii) by any other person;

v.	Claims for damages, other than to the work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

vi.	Claims for damages because of bodily injury or death of any person and/or property damage arising out of the ownership, maintenance, or use of any motor vehicle; and

vii.	Claims which include the foregoing, but not limited thereto, which may occur while operations are being performed and claims which may occur after operations are completed.

c.	Lessee shall secure evidence of Lessee’s contractor’s insurance coverage adequate to protect Lessor and Lessee.

d.	The contract between the Lessee and its contractor shall require that the Lessee’s contractor hold the Lessor harmless in a form and manner equal to the indemnity agreement in Article 33, “Indemnification” of the Lease agreement.

e.	Lessee shall cause to be executed a waiver of all subrogation rights their contractors have or may have against Lessor and any Mortgagee involved in the Premises in any way, for damages caused by fire or other perils so insured.

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Exhibit A – Page 4

EXHIBIT A-1
LOCATION OF ASSIGNED PARKING SPACES

4
20
3
12
10

Exhibit A-1 – Page 1